CALAMOS INVESTMENT TRUST

                      Plan Pursuant to Rule 18f-3(d) under
                       the Investment Company Act of 1940
                 (as amended and restated as of August 1, 2000)


        Calamos Investment Trust (the "Trust") may offer different classes of shares of each series of the Trust pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the "Act") under the following Plan.

        1. The Plan encompasses four classes of shares of each series of the Trust (each, a "Fund" and collectively the "Funds") that may be offered as follows:

               (a) Class A shares are to be sold with a maximum front-end sales charge of 4.75% of offering price and are subject to the payment of rule 12b-1 fees at a maximum annual rate of 0.50% of the average daily net assets attributable to such shares. Front-end sales charges may be reduced or waived as permitted by Rule 22d-1 under the Act. Class A shares that were sold without a sales load by reason of a purchase price of $1 million or more that are redeemed within 24 months from purchase (excluding shares purchased by reinvestment of dividends or distributions) are subject to a contingent deferred sales charge ("CDSC") imposed on the lesser of either the purchase price or the net asset value of the shares redeemed, at the rate of 1.00% on shares redeemed within one year after purchase, or at the rate of 0.50% if purchased after July 31, 2000 and redeemed during the second year after purchase. Class A shares are not otherwise subject to a CDSC. The CDSC may be reduced or waived as permitted by Rule 6c-10 under the 1940 Act and as described in the Funds' prospectus as from time to time in effect.

               (b) Class B shares are to be sold at net asset value without a front-end sales charge and are subject to the payment of rule 12b-1 fees at a maximum annual rate of 1.00% of the average daily net assets attributable to such shares. Class B shares (excluding shares purchased by reinvestment of dividends or distributions) that are redeemed within six years of purchase are subject to a CDSC of up to 5.00% of either the purchase price or the net asset value of the shares redeemed, whichever is less (which period may be shorter and which percentage may be less for certain Funds, as described in the Funds' prospectus as from time to time in effect); such percentage declines the longer the shares are held, as described in the Funds' prospectus as from time to time in effect. The CDSC may be reduced or waived as permitted by Rule 6c-10 under the Act and as described in the Funds' prospectus as from time to time in effect. Class B shares automatically convert to Class A shares of the same Fund at the end of the calendar month eight years after purchase (or such earlier date as the Trustees may authorize), except that Class B shares purchased through the reinvestment of dividends and other distributions on Class B shares convert to Class A shares at the same time as the shares with respect to which they were purchased are converted and Class B shares acquired by the exchange of Class B shares of another Fund will convert to Class A shares based on the time of the initial purchase.



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               (c) Class C shares are to be sold at net asset value without a front-end sales charge and are subject to the payment of rule 12b-1 fees at a maximum annual rate of 1.00% of the average daily net assets attributable to such shares. Class C shares (excluding shares purchased by reinvestment of dividends or distributions) that are redeemed within one year of purchase are subject to a CDSC of up to 1.00% of either the purchase price or the net asset value of the shares redeemed, whichever is less (which period may be shorter and which percentage may be less for certain Funds, as described in the Funds' prospectus as from time to time in effect). The CDSC may be reduced or waived as permitted by Rule 6c-10 under the Act and as described in the Funds' prospectus as from time to time in effect.

               (d) Class I shares are to be sold without a sales charge and are not subject to the payment of any rule 12b-1 fees.

        2. Rule 12b-1 fees with respect to shares of any class of any series shall be allocated to that class of that series. Income, realized and unrealized capital gains and losses, and expenses of any series not allocated to a particular class of the series as provided in the preceding sentence, shall be allocated to the series as a whole.

        3. Each class of any series shall vote separately with respect to any matter that separately affects that class or as required by applicable law. The shares of each class have one vote per share and a pro-rata fractional vote for a fraction of a share.


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